Exhibit 99(i)(3)

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

November 16, 2009

Global X Funds
410 Park Avenue, 4th Floor
New York, NY 10022

Gentlemen:

This opinion is given in connection with the filing by Global X Funds, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 4 (“PEA 4”) to the Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”) and Amendment No. 7 under the Investment Company Act of 1940, as amended (“1940 Act”) relating to an indefinite amount of authorized shares of beneficial interest of the Global X China Consumer ETF, Global X China Energy ETF, Global X China Financials ETF, Global X China Industrials ETF, Global X China Materials ETF, Global X China Technology ETF, Global X FTSE Denmark 30 ETF, Global X FTSE Finland 30 ETF, Global X FTSE Norway 30 ETF, Global X FTSE Poland 30 ETF, Global X FTSE United Arab Emirates 20 ETF, Global X Emerging Africa NR-40 ETF, and Global X Pakistan KSE-30 ETF, each a separate series of the Trust (collectively, “Funds”).  The authorized shares of beneficial interest of the Funds are hereinafter referred to as the “Shares.”

We have examined the following Trust documents: (1) the Trust’s Declaration of Trust, as amended; (2) the Trust’s By-Laws; (3) each of the Registration Statement filings made on behalf of the Trust with the Securities and Exchange Commission (“SEC”); (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.	The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.	The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.  We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

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November 16, 2009 Page 2

We consent to the use of this opinion as an exhibit to PEA 4 to the Registration Statement and to the reference to Dechert LLP as counsel to the Trust in the Fund’s Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP